Purchase and Sale Agreement
(Superior - Jones & Buck)

This Purchase and Sale Agreement (“the Agreement”) is entered into effective January 5, 2005 by and between Superior Oil and Gas Co. (“Superior”) and Jones & Buck (“Seller”).

In consideration of the representations, undertakings and promises set forth below, the parties agree as follows:

1.	Representations by Seller. Seller represents that it owns good and marketable title to the properties listed on Exhibit A attached hereto (“the Properties”).

2.
Buyer’s Due Diligence. Subject to Buyer’s agreement to maintain the confidentiality of all data and information related to the Assets and/or this Agreement, Buyer may commence its “due diligence” inspection of the Assets and of Seller’s files relating to the Assets (including title and contract files, well files, and production files) immediately upon the execution of this Agreement. Buyer’s access to the Assets shall be at Buyer’s sole risk, cost and expense. Buyer additionally agrees to comply with the reasonable rules, procedures and instructions issued by Seller while upon the Assets.

3.
Representations by Superior. Superior is a public company whose stock is registered with the Securities Exchange Commission. Superior files periodic reports with the Commission and will continue to timely file such reports.

4.
Purchase and Sale of Properties. Superior purchases from Seller, and Seller sells to Superior, a 90-day option (“the Option”) to purchase the Properties for $3 million cash. The purchase price of the Option is 100,000 shares of common stock of Superior, which Superior must pay at the time of the execution of this Agreement.

5.
Pre-Closing Procedures. Seller will deliver to Superior a current division order title opinion regarding the oil and gas Properties. Seller covenants that it and no other person or entity has not within the last 180 days encumbered the Properties with overriding royalties or other rights to share in the production from the Properties and that it and no person affiliated with it or under its control or direction will not encumber the Properties in any way during the term or extended term of this Agreement. During the term of the Option, Seller will make available its books and records to Superior, for viewing or copying, at all reasonable business hours, and will allow access to the Properties for Superior’s inspection of the surface equipment that is part of the Properties.

Exhibit 10.3
Page 1 of 2 Pages

6.
The Closing of the Purchase and Sale. Superior will notify Seller of a time and place for closing the purchase of the Properties. Superior and Seller will both appear at the Closing either in person or by an agent. Seller will deliver recordable assignments of the Properties to Superior, which assignments will contain warranties as to good and marketable title, and Superior will deliver to Seller a cashier’s check for $3 million or, at Seller’s choosing, will wire transfer $3 million to Seller’s bank account.

7.
Applicable Law and Resolution of Disputes. This Agreement shall be governed by the laws of Kansas as to matters regarding the Properties and by the laws of Oklahoma regarding the interpretation and effect of this Agreement. Should disputes arise in connection with the matters set forth in this Agreement, the parties shall resolve them by binding arbitration conducted in accordance with the Rules of the American Arbitration Association.

Superior Oil and Gas Co.	Seller

By: /s/ Dan Lloyd	By: /s/ P.J. Buck
Dan Lloyd, President	P.J. Buck, Partner

Exhibit 10.3
Page 2 of 2 Pages